Rule 424(b)(5)
                                                         File No. 333-32433


          PRICING SUPPLEMENT NO. 14, dated December 30, 1998
          (To Prospectus dated August 22, 1997)

                                      DQE, INC.

                                    4,920 Shares
                       Preferred Stock, Series A (Convertible)
                       ($100 Liquidation Preference Per Share)

          DATE OF ISSUANCE:        December 30, 1998.

          DIVIDEND RATE:           3.6%.

          SCHEDULED CALL DATE:     January 1, 2005.

          REDEMPTION

               Limitation. By virtue of the limitation described under "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Redemption -- Limitation" in the accompanying Prospectus and under current law, DQE will not have any right to redeem or any obligation to redeem any shares of Series A Preferred Stock described in this Pricing Supplement.

          CONVERSION

               Mandatory Conversion. Each share of Series A Preferred Stock described in this Pricing Supplement which is not converted into Conversion Securities prior to the Scheduled Call Date will be converted automatically into Conversion Securities on the Scheduled Call Date.

          CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

               Persons considering any transaction pursuant to which they will receive shares of Series A Preferred Stock should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

          PLAN OF DISTRIBUTION

               In connection with the issuance of the Series A Preferred Stock described in this Pricing Supplement, a finder's fee of $34,650 is being paid to Mary Beth Peoples.

          DQE, INC.

               As reported in DQE's Current Report on Form 8-K dated October 5, 1998, which is incorporated herein by reference, on that date DQE terminated the merger agreement with Allegheny Power System, Inc. (now known as Allegheny Energy, Inc.) referred to in the Prospectus.